InerWest Medical Corporation
                                    Arlington Heights Professional Office Bldg.
                                    3221 Hulen Street, Suite C
                                    Fort Worth, Texas 76107-6193




September 29, 1998



                                                            Via FAX 914-251-0542



Bruce Paul
1 Hampton Road
Purchase, NY 10577

Dear Bruce:

     This letter will confirm the oral agreement we reached yesterday concerning the sale by you to Roche Canyon Convalescent Center, Inc. ("Roche") of a total of 2,225,500 shares of common stock of Interwest Medical Corporation ("Shares") for a total purchase price of $399,590.00.

      The Shares are owned as follows:

      Bruce Paul                                               2,065,500

      Bruce Paul, Custodian for Jason Paul                        65,000

      Bruce Paul, Custodian for Ryan Paul                         95,000
                                                              ----------

                 Total                                         2,225,500

     The shares are now held in street name. You will promptly have such shares reissued in the appropriate names. You will then execute the certificate representing the Shares, with signature appropriately guaranteed, attach them to a 7-day draft and send them through your bank for collection.

     Roche's bank is Frost National Bank, 4200 Hulen Street, Fort Worth, Texas 76109, Attn: Collection Department. Please note on the draft to call Arch B. Gilbert 731-2743, Roche's account number is 000 36483.

     As part of this agreement,you agree that you will not directly or indirectly acquire any other securities of Interwest Medical Corporation or encourage or assist other persons or firms in acquiring such securities.

     Please execute a copy of this letter and return it by fax (817) 731-2768 to reflect your agreement to these terms.

                                     Roche Canyon Convalescent Center Inc.



                                     By:       /s/ Arch B. Gilbert
                                              -------------------------------
                                                       President



       /s/ Bruce Paul
----------------------------------
      Bruce Paul